EXHIBIT 99.1

Longfin Corp. Announces Receipt of Nasdaq Non-Compliance Letter

New York, April 9, 2018 (GLOBE NEWSWIRE) -- Longfin Corp. (“Longfin” or the “Company”) (LFIN) announced today that on April 6, 2018 it received a NASDAQ Delinquency Compliance Plan Alert Letter (the “Letter”) from Nasdaq (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), because it has not yet filed its Form 10-Q (“Form 10-Q”) for the period ended September 30, 2017.

The Nasdaq Staff has determined to shorten deadline for the Company to submit its plan pursuant to Nasdaq’s discretionary authority set forth in Listing Rule 5101.2 and Longfin must submit a plan of compliance not later than April 13, 2018. If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Filing’s due date, or until July 9, 2018, to regain compliance.

The Company is preparing its Form 10-Q to regain compliance with the continued listing requirement.

About Longfin Corp.

Longfin Corp (LFIN) is a US-based, global Fintech company powered by artificial intelligence (AI) and machine learning. The Company, through its wholly-owned subsidiary, Longfin Tradex Pte. Ltd, delivers FX and alternative finance solutions to importers/exporters and SME’s. Ziddu.com owned by the company is the only marketplace for smart contracts on the Ethereum blockchain. Ziddu Ethereum ERC20 blockchain Token uses a technology stack in which Smart Contracts run in distributed virtual machines, intended to provide solutions to warehouse / international trade financing, micro-lending, FX OTC derivatives, bullion finance, and structured products. Currently, the company has operations in Singapore, Dubai, New York and India.

IR Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: lfin@dgipl.com